UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)     November 24, 2006

                             AURORA GOLD CORPORATION
             (Exact name of registrant as specified in its charter)


              Delaware                0-24393            13-3945947
   (State or other jurisdiction     (Commission        (IRS Employer
         of incorporation)          File Number)     Identification No.)


30 Ledgar Road, Balcatta, WA, Australia                     6021
(Address of principal executive offices)                 (Zip Code)

Registrant's Telephone Number, including the area code:  (+61) 8 9240-2836


(Former name or former address, if changed from last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

AURORA GOLD CORPORATION
-----------------------

Item 8.01 Other Events

Aurora Gold Corporation (the "Company", "Aurora Gold"), a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Para, Brazil, is pleased to announce drilling has begun on the Santa Isabel property in the Tapajos Gold Province, State of Para, Brazil.

Exploration at the Santa Isabel property has focused on a series of parallel gold bearing quartz veins. Aurora Gold is now confident that mapping of the vein systems and the anomalous high grade out crop and soil assay results will lead to similar intersections at depth.

Soil sampling has also revealed a series of NW striking gold anomalies sub parallel to the known mineralisation and Aurora Gold is interpreted these to represent lateral extensions to the mineralisation.

Aurora Gold is a mineral exploration company focusing on the exploration and development of its 5 exploration properties totalling 44,469 hectares in the Tapajos Gold Province, State of Para, Brazil. The property areas were selected due to their proximity to known gold occurrences and from historical records of gold production. The lithologies associated with the properties are similar to those that have proven to be the host of significant gold occurrences elsewhere in the Tapajos. Aurora Gold's stock trades on the following exchanges under the symbol "ARXG" on the NASD OTC Bulletin Board in the United States of America, under the symbols "A4G.FSE" and "A4G.ETR" on the Frankfurt Exchange and "A4G.BER" on the Berlin-Bremen Stock Exchanges in Germany.


Item 9.01     Financial Statements and Exhibits

(d)     Exhibits:

99.1 Aurora Gold Corporation news release issued November 24, 2006 and disseminated through the facilities of recognized newswire services.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AURORA GOLD CORPORATION


Date: November 24, 2006                      by: /s/ A. Cameron Richardson
      -----------------                          -------------------------
                                                     A. Cameron Richardson
                                                     CFO and Director


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